UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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National-Oilwell, Inc.

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NATIONAL-OILWELL, INC.
10000 Richmond Avenue
Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2004

DATE:	Wednesday, May 19, 2004
TIME:	11:00 a.m. (Houston time)
PLACE:	InterContinental Houston Hotel
2222 West Loop South
Houston, Texas 77027

MATTERS TO BE VOTED ON:

1.	Election of three directors to hold office for a three-year term; and

2.	Any other matters that may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

The Board of Directors has set March 22, 2004 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on March 22, 2004 you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and at our offices at 10000 Richmond Avenue, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ M. Gay Mather

M. Gay Mather
Corporate Secretary

Houston, Texas
April 15, 2004

NATIONAL-OILWELL, INC.
10000 Richmond Avenue
Houston, Texas 77042

PROXY STATEMENT

ANNUAL MEETING:	Date:	Wednesday, May 19, 2004
	Time:	11:00 a.m. (Houston time)
	Place:	InterContinental Houston Hotel 2222 West Loop South Houston, Texas 77027

AGENDA:	Proposal 1: For the election of three nominees as directors of the Company for a term of three years.

RECORD DATE/WHO CAN VOTE:	All stockholders of record at the close of business on March 22, 2004 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is National Oilwell common stock. Holders of National Oilwell common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This proxy statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 15, 2004. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the three nominees for director (Proposal 1). If you “withhold” your vote for any of the nominees, it will be excluded and will have no effect other than for purposes of determining a quorum.

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of March 22nd, there were 85,731,100 shares of National Oilwell common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 42,865,551 votes constitutes a quorum for adopting the proposals at the Annual Meeting and directors are elected by a plurality of the votes cast at the meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them. If a broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

COST OF PROXY SOLICITATION:	We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $3,000, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS
PROPOSAL NO. 1 ON THE PROXY CARD

The Board of Directors of National Oilwell is divided into three classes, each class serving a term of three years. Directors whose terms expire this year include Roger L. Jarvis, Merrill A. Miller, Jr. and Frederick W. Pheasey.

Roger L. Jarvis, Merrill A. Miller, Jr. and Frederick W. Pheasey are nominees for directors for a three-year term expiring at the Annual Meeting in 2007, or when their successors are elected and qualified. National Oilwell believes each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Directors whose terms expire in 2005 and 2006 will continue to serve in accordance with their prior election or appointment. The size of the Board is currently set at nine members. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The board of directors has retained a search firm to identify potential director candidates in an effort to add independent directors to the board. Upon the successful identification of a candidate, it is expected that the board of directors will increase the size of the board to ten members and appoint a new independent director to the class of directors with terms expiring in 2005.

Vote Required for Approval – Directors are to be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the greatest number of votes will be elected. In accordance with New York Stock Exchange rules, a proposal to elect directors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Votes withheld for any Director will not be counted. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the election of the three nominees listed below.

Information Regarding Nominees for Director for Terms Expiring in 2007:

				Year
		Expiration		First
		of Present		Became
Name	Age	Term	Biography	Director
Roger L. Jarvis	50	2004	Mr. Jarvis was appointed as a Director in February 2002. He has served as President, Chief Executive Officer and Director of Spinnaker Exploration Company, a natural gas and oil exploration and production company, since 1996 and as its Chairman of the Board since 1998. Mr. Jarvis also serves as a director of The Bill Barret Corporation, a private company engaged in the acquisition, exploitation and exploration of oil and gas properties in the Rocky Mountains.	2002

Merrill A. Miller, Jr.	53	2004	Mr. Miller has been a Director since May 2001 and Chairman of the Board since May 2002. He has served as the Company’s President and Chief	2001

Year
		Expiration		First
		of Present		Became
Name	Age	Term	Biography	Director
Operating Officer since November 2000, as Chief Executive Officer since May 2001, and in various senior executive positions with the Company since February 1996.

Frederick W. Pheasey	61	2004	Mr. Pheasey has served as a Director of the Company since 1997. He has served as Executive Vice President of the Company since September 1997 and will retire as an executive officer and employee of the Company at the Annual Meeting. He was Chairman and a co-founder of Dreco Energy Services Ltd., which was acquired by National Oilwell in September 1997. Mr. Pheasey is a Director of Precision Drilling Corporation, a Canadian oilfield service company engaged in land drilling, well servicing operations, industrial process services and rental of oilfield equipment, and of Enerchem International Inc., a global supplier of specialty chemicals and hydrocarbon based well-servicing fluids to the oil and gas industry.	1997

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

Information Regarding Current Directors Whose Terms Expire in 2005 and 2006:

				Year
		Expiration		First
		of Present		Became
Name	Age	Term	Biography	Director
Robert E. Beauchamp	44	2005	Mr. Beauchamp was appointed as a Director in August 2002. He has served as President and CEO and as a Director of BMC Software, Inc., a leading provider of enterprise management solutions, since January 2001. During his 15 years with BMC, he also served as senior vice president of research & development, vice president of strategic marketing and corporate development, and director of strategic marketing.	2002

William E. Macaulay	58	2005	Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in	1996

				Year
		Expiration		First
		of Present		Became
Name	Age	Term	Biography	Director
			1983. Mr. Macaulay serves as Chairman of Dresser, Inc., a leader in the design, manufacture and marketing of highly engineered equipment and services for the energy industry, as well as Chairman of Pride International, Inc., a contract drilling and related services company. Additionally, he serves as a director of Weatherford International, Inc., an oilfield service company.

Joel V. Staff	60	2005	Mr. Staff has served as a Director since January 1996 and as Chairman of the Board from January 1996 to May 2002. He was the Company’s Chief Executive Officer from July 1993 to May 2001 and served as its President from July 1993 through November 2000. Mr. Staff has served as Chairman and Chief Executive Officer of Reliant Resources, Inc., a provider of electricity and energy services to wholesale and retail customers in the United States and Western Europe, since April 2003. He is also a Director of Ensco International Inc., an international offshore contract drilling company that also provides marine transportation services in the Gulf of Mexico.	1996

Hushang Ansary	76	2006	Mr. Ansary is a private investor. He was appointed as a Director in June 2000 pursuant to the merger agreement between National Oilwell and IRI International Corporation. Mr. Ansary was Chairman of the Board of IRI from September 1994 until its merger with National Oilwell in June 2000.	2000

Ben A. Guill	53	2006	Mr. Guill is President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, he was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry. Mr. Guill serves as a director of Superior Energy Services, Inc., an oilfield services and equipment company, Dresser, Inc., a leader in the design, manufacture and marketing of highly engineered equipment and services for the energy industry, T-3 Energy Services, Inc., a consolidator of high-end equipment repair and specialty machining operations focused in the Gulf of Mexico, and Quanta Services, Inc., a leading provider of specialized contracting services for the electric power, telecommunications, broadband cable and gas pipeline industries.	1999

David D. Harrison	56	2006	Mr. Harrison was appointed to the Board of Directors in August 2003. He has served as	2003

Year
		Expiration		First
		of Present		Became
Name	Age	Term	Biography	Director
Executive Vice President and Chief Financial Officer of Pentair, Inc., a $2.6 billion diversified manufacturer in tools, water technologies and enclosures businesses, since February 2000. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. He was Executive Vice President and Chief Financial Officer and a Director of Coltec Industries, a $1.3 billion company in the industrial and aerospace arena from 1996 to 1999. From September 1999 through February 2000, Mr. Harrison was Executive Vice President and Chief Financial Officer of the Scotts Company, a $2.3 billion lawn and garden products company.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

From January through June 2003, the Board of Directors had the following standing committees: Audit and Nominating Committee, Compensation Committee, and Executive Committee. After the 2003 annual meeting and as a result of certain corporate governance initiatives by the Board of Directors, the Executive Committee was abolished and the board had the following three standing committees: Audit, Compensation, and Nominating/Corporate Governance.

Number of Meetings Held in 2003

Board of Directors	6
Audit and Nominating Committee (Jan. – Jun. 2003)	2
Audit Committee (Jul. – Dec. 2003)	2
Compensation Committee	3
Executive Committee	0
Nominating/Corporate Governance Committee	0

Attendance at Meetings

Each director attended at least 83% of the meetings of the board and committees of which that director was a member, and all except two directors had 100% attendance.

Audit Committee

Messrs. Harrison (Chair), Guill and Jarvis are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange.

The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, accounting and legal compliance and disclosure controls and procedures.

•	Select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing function.

•	Establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal auditing function and the Board of Directors.

A copy of the Audit Committee Charter, which was included as Appendix II to the Proxy Statement for the 2003 Annual Meeting of Stockholders, is available on the Company’s website, www.natoil.com, under the Investor Relations/Corporate Governance section.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Guill (Chair), Beauchamp and Jarvis are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable New York Stock Exchange listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	Discharge the board’s responsibilities relating to compensation of the Company’s directors and executive officers.

•	Approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

•	Administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter, which was included as Appendix III to the Proxy Statement for the 2003 Annual Meeting of Stockholders, is available on the Company’s website, www.natoil.com, under the Investor Relations/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. During 2003, Messrs. Guill, Beauchamp and Jarvis served on the Compensation Committee. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Messrs. Beauchamp (Chair), Harrison and Macaulay are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable New York Stock Exchange listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	Ensure that the board and its committees are appropriately constituted so that the board and directors may effectively meet their fiduciary obligations to shareholders and the Company.

•	Identify individuals qualified to become board members and recommend to the board the director nominees for the next annual meeting of shareholders and candidates to fill vacancies in the board.

•	Recommend to the board annually the directors to be appointed to board committees.

•	Monitor, review, and recommend when necessary, any changes to the Corporate Governance Guidelines.

•	Monitor and evaluate annually how effectively the board and the Company have implemented the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter, which was included as Appendix IV to the Proxy Statement for the 2003 Annual Meeting of Stockholders, is available on the Company’s website, www.natoil.com, under the Investor Relations/Corporate Governance section.

Director Nominees

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors; reviewing background information relating to candidates for director, and recommending to the board of directors nominees for directors to be submitted to stockholders for election. It is the policy of the committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of March 22, 2004, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company.

The Board of Directors believes that nominees should reflect the following characteristics:

•	Have a reputation for integrity, honesty, candor, fairness and discretion.

•	Be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations.

•	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise.

•	Have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

Any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors if timely written notice in proper form of the intent to make a nomination at the Annual Meeting is received by the Company at National-Oilwell, Inc., 10000 Richmond Avenue – 6th Floor, Houston, TX 77042, Attention: M. Gay Mather, Corporate Secretary. The notice must be received no later than April 25, 2004 – 10 days after the first public notice of the Annual Meeting is first sent to stockholders. To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had such nominee been nominated by the board of directors.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the board of directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to us that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles.

We have discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec. 380), as amended. SAS 61 requires the independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements that may assist us in overseeing management’s financial reporting and disclosure process, including with respect to (i) changes in significant accounting policies, (ii) material judgments and accounting estimates, (iii) audit adjustments, (iv) auditor’s judgments about the quality of the Company’s accounting principles, (v) disagreements with management on financial and accounting matters, (vi) consultation with other accountants, (vii) difficulties encountered in performing the audit; (viii) errors, irregularities and illegal acts, and (ix) material weaknesses in internal controls.

We have received from Ernst & Young a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review of the financial statements, the discussion with Ernst & Young regarding SAS 61, Independence Standards Board Standard No. 1, and receipt from them of the required written disclosures, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2003 Annual Report on Form 10-K.

Members of the Audit Committee
     David D. Harrison, Committee Chairman
     Ben A. Guill
     Roger L. Jarvis

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2004. Representatives of Ernst & Young will attend the Annual Meeting, where they will be available to answer questions and have the opportunity to make a statement if they desire.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2002 and 2003. All 2003 services provided by Ernst & Young LLP were pre-approved by the Audit Committee except for a tax service approved pursuant to the de minimus exception, which represented 1% of 2003 tax fees.

	2003		2002
	(In thousands)
Audit Fees	$1,162		$553
Audit Related Fees(1)	64		100
Tax Fees(2)	1,209	(3)	457
All Other Fees	—		—

Total	$2,435		$1,110

(1)Consists primarily of fees for employee benefit plans, due diligence related to acquisition transactions, and accounting consultations.

(2)Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters.

(3)Includes $1,085 primarily related to a restructuring plan closely tied to our December 2002 acquisition of Hydralift ASA that is designed to produce a more tax efficient structure for our international operations. This plan was considered and pre-approved by our Audit Committee even though the SEC had not yet implemented any requirement for pre-approval of permitted non-audit services. Our Audit Committee is keenly aware that excessive use of non-audit services from our audit firm can give the appearance of a conflict of interest. For this reason, in addition to following all rules of the SEC and NYSE related to such services, we intend to utilize the services of our independent auditors for non-audit services only when there is a significant cost and service advantage to do so. In this particular case, their knowledge of our operations and of the acquired companies made Ernst & Young the most cost efficient advisor available on this matter. We believe the magnitude of this project and its related cost to be very unusual and do not expect charges of this nature to be commonplace.

BOARD COMPENSATION

During 2003, directors who are not our employees were paid $1,250 for each Board and Committee meeting attended or for special assignments; $2,000 for the Committee Chairman for each Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee meeting attended; and $8,750 for each quarter of the year in which the person serves as a director.

These directors also receive non-qualified stock options under our stock option plan. On February 14, 2003, each non-employee director was granted an option to purchase 7,500 shares of our common stock. The option exercise price per share is $20.14, the fair market value of a share of our common stock on the date of grant. The options have a term of ten years from the date of grant and vest in three equal annual installments beginning one year after the date of grant. On March 11, 2004, each non-employee director was granted an option to purchase 7,500 shares of our common stock at an exercise price per share of $28.22, the fair market value of a share of our common stock on the date of grant, under the same terms described above.

CORPORATE GOVERNANCE

National Oilwell’s board of directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. In April 2003 the Board of Directors adopted Corporate Governance Guidelines which establish provisions for the board’s composition and function, board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-management directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Guidelines. A copy of the Guidelines, which was included as Appendix I to the Proxy Statement for the 2003 Annual Meeting of Stockholders, is available on the Company’s website, www.natoil.com, under the Investor Relations/Corporate Governance section.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this proxy statement. In February 2004, as a result of this annual review, the Board affirmatively determined that a majority of the members of the board of directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Robert E. Beauchamp, Ben A. Guill, David D. Harrison, Roger L. Jarvis, and William E. Macaulay.

Lead Director

The non-management members of the board of directors have appointed Robert E. Beauchamp as Lead Director. The Lead Director is responsible for developing the agenda for, and presiding over the executive sessions of, the board’s non-management directors, and for acting as principal liaison between the non-management directors and the chief executive officer on matters dealt with in executive session.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. In April 2003 the Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers which were included as Appendixes V and VI to the Proxy Statement for the 2003 Annual Meeting of Stockholders are available on the Company’s website, www.natoil.com, under the Investor Relations/Corporate Governance section.

Communications with Directors

The board has provided a process for interested parties to communicate with our non-management directors. Parties wishing to communicate confidentially with our non-management directors may do so by calling 1-800-372-3956. This procedure is described on the Company’s website, www.natoil.com, in the Investor Relations/Corporation Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year. A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the board, other than sales-related communications, should send a letter addressed to the member or members of the board to whom the communication is directed, care of the Secretary, National-Oilwell, Inc., 10000 Richmond Avenue, Houston, Texas, 77042. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. A regular meeting of the board of directors is generally held in conjunction with the annual stockholders’ meeting and all directors are usually in attendance at the annual meeting. Because the 2003 annual meeting date was postponed, it was not held in conjunction with a board meeting. In 2003, one member of the board was in attendance at the annual meeting.

EXECUTIVE OFFICERS

The following persons are our executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors at its first meeting following the Annual Meeting. None of the executive officers, directors, or nominees for director has any family relationships with each other.

Name	Age	Position
Merrill A. Miller, Jr.	53	President and Chief Executive Officer
Robert L. Bloom	56	Sr. Vice President – Chief Technology and Engineering Officer
Howard Davis	45	Vice President and Chief Administrative Officer
Jerry N. Gauche	55	Sr. Vice President – Chief Process Officer
Steven W. Krablin	53	Sr. Vice President and Chief Financial Officer
Kevin Neveu	43	Group President – Rig Solutions Western Hemisphere
Mark Reese	45	Group President – Expendable Products
Dwight W. Rettig	43	Vice President and General Counsel
Gary Stratulate	47	Group President – Rig Solutions Eastern Hemisphere
Jeremy Thigpen	29	Group President – Downhole Tools

Merrill A. (Pete) Miller, Jr. has served as President and Chief Operating Officer since November 2000, as Chief Executive Officer since May 2001, and in various senior executive positions since February 1996.

Robert L. Bloom has served as Sr. Vice President – Chief Engineering and Technology Officer since May 2003. He was President of National Oilwell’s Rig Equipment Group from June 2000 to May 2003, and was Vice President of Drilling Systems from 1998 to 2000. He has been with the Company for 34 years serving in various engineering and management capacities.

Howard Davis has served as Vice President and Chief Administrative Officer since August 2002. He served as Vice President and Chief Financial Officer of National Oilwell’s Products and Technology Group from 1997 to August 2002 and as Manager of Financial Planning and Analysis of that group from 1996 to 1997.

Jerry N. Gauche has served as Sr. Vice President and Chief Process Officer since May 2003. He served as Vice President — Organizational Effectiveness from January 1994 to May 2003.

Steven W. Krablin has served as Sr. Vice President and Chief Financial Officer since January 1996.

Kevin Neveu has served as President of Rig Solutions – Western Hemisphere since May 2003. He served as President of National Oilwell’s Downhole Tools Group from June 2000 to May 2003, and from 1999 to 2000 as Vice President and Managing Director of Downhole Tools. From 1997 to 1999 he served as Vice President of the Company’s Canadian drilling equipment and downhole tool operations.

Mark Reese has served as President of National Oilwell’s Expendable Products Group since January 2004. He served as President of the Company’s Mission Products Group from August 2000 to January 2004. From May 1997 to August 2000 he was Vice President of Operations for the Company’s Distribution Services Group, and from July 1995 to May 1997 served as Northern Area Manager for that group.

Dwight W. Rettig has served as Vice President and General Counsel of National Oilwell since February 1999, and from February 1998 to February 1999 as General Counsel of the Company’s Distribution Services Group. From February 1997 to February 1998 he was the Chief Legal Officer of NATCO Group, Inc., a provider of wellhead equipment, systems and services used in the production of oil and gas.

Gary Stratulate has served as President of Rig Solutions – Eastern Hemisphere since May 2003. He served as President of National Oilwell’s Rig Systems and Controls Group from June 2000 to May 2003. From April 1997 to June 2000 he served in various senior executive positions at IRI International Corporation, a manufacturer of oilfield equipment, which was acquired by National Oilwell in June 2000.

Jeremy Thigpen has served as President of National Oilwell’s Downhole Tools Group since May 2003, and as a manager of that group since April 2002. He has been with the Company since 1997 serving in various management and business development capacities.

STOCK OWNERSHIP

This table shows the number and percentage of shares of National Oilwell stock beneficially owned by 1) owners of more than five percent of the outstanding shares of the Company, 2) our current directors, director nominees, and Named Executive Officers, and 3) all current directors, director nominees and executive officers as a group. Information for each of the current directors, director nominees and executive officers has been provided at the request of the Company as of March 22, 2004.

	No. of	Percent
5% Owners	Shares(1)	of Class(2)
FMR Corp.(3)	12,758,958	14.88%
82 Devonshire Street
Boston, MA 02109
First Pacific Advisors, Inc.(4)	6,379,400	7.44%
11400 West Olympic Boulevard – Suite 1200
Los Angeles, CA 90064
T. Rowe Price Associates, Inc.(5)	5,047,000	5.89%
100 East Pratt Street
Baltimore, MD 21202-1009
Neuberger Berman Inc.(6)	4,917,227	5.74%
Neuberger Berman, LLC
605 Third Avenue
New York, NY 10158-3698

Name of Individual
Hushang Ansary(7)	567,601	*
Robert E. Beauchamp	5,166	*
Ben A. Guill	26,360	*
David D. Harrison	2,000	*
Roger L. Jarvis	5,833	*
Steven W. Krablin	142,771	*
William E. Macaulay(8)	17,872	*
Merrill A. Miller, Jr.	316,973	*
Kevin A. Neveu	35,917	*
Frederick W. Pheasey	118,137	*
Mark A. Reese	11,114	*
Joel V. Staff	193,957	*
Gary Stratulate	61,374	*
All current directors, director nominees, and executive officers as a group (18 persons)	1,983,352	2.29%

*Less than 1%.

(1)This column includes options that are currently exercisable or will become exercisable by May 31, 2004 as follows: Hushang Ansary—10,771; Robert E. Beauchamp—4,166; Ben Guill—15,203; Roger Jarvis—5,833; Steven W. Krablin—114,709; William E. Macaulay—15,203; Merrill A. Miller, Jr.—157,035; Kevin A. Neveu—35,917; Frederick W. Pheasey—32,952; Mark A. Reese—9,629; Joel V. Staff—143,857; and Gary Stratulate—56,774.

(2)At March 22, 2004 there were 85,731,100 shares outstanding.

(3)Shares owned at December 31, 2003, as reflected in Amendment No. 5 to Schedule 13G filed with the SEC on February 16, 2004. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. (“FMR”) is the beneficial owner of 12,206,860 shares as a result of acting as investment adviser to various investment companies (the “Funds”). Edward C. Johnson 3d, Chairman of FMR, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 12,206,860 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR, is the beneficial owner of 550,098 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR, through its control of FMTC, each has sole dispositive power over 550,098 shares and sole power to vote or to direct the voting of 550,098 shares owned by the institutional account(s). Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson 3d owns 12.0% and Abigail Johnson, a Director of FMR, owns 24.5% of the aggregate outstanding voting stock of FMR. Mr. Johnson 3d is Chairman of FMR and Abigail P. Johnson is a Director of FMR. The Johnson family group and all other Class B Shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B Shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies (the “International Funds”) and certain institutional investors. Fidelity International Limited is the beneficial owner of 2,000 shares.

(4)Shares owned at December 31, 2003, as reflected in Schedule 13G filed with the SEC on February 9, 2004.

(5)Shares owned at December 31, 2003, as reflected in Schedule 13G filed with the SEC on February 13, 2004. These shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owners of such shares.

(6)Shares owned at December 31, 2003, as reflected in Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2004. Neuberger Berman, LLC is deemed to be beneficial owner of the shares it has shared power to make decisions whether to retain or dispose and vote the shares, and in some cases the sole power to vote the shares.

(7)Includes the following shares of which Mr. Ansary disclaims beneficial ownership: 4,160 shares owned by the Ansary Foundation.

(8)Includes the following shares of which Mr. Macaulay disclaims beneficial ownership: 1,082 shares held in trust for his children and 607 shares owned by his wife.

EXECUTIVE COMPENSATION

     The following table sets forth for the years ended December 31, 2003, 2002 and 2001 the compensation paid by the Company to its Chief Executive Officer and four other most highly compensated executive officers (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE
					Long-Term Compensation
		Annual Compensation			Awards		Payouts
				Other		Securities
Name				Annual	Restricted	Underly-		All Other
and				Compen-	Stock	ing	LTIP	Compen-
Principal				sation	Award(s)	Options/	Payouts	sation(1)
Position	Year	Salary($)	Bonus($)	($)	($)	SARs (#)	($)	($)
Merrill A. Miller, Jr.	2003	451,923	46,706			50,000	—	14,250
President and CEO	2002	325,000	—	—	—	70,000	—	17,938
	2001	314,327	244,421	—	—	49,382	—	13,020
Steven W. Krablin	2003	339,231	26,295	—	—	40,000		13,684
Sr. Vice President	2002	280,000	—	—	—	40,000	—	19,600
and CFO	2001	272,885	141,464	—	—	37,037	—	12,280
Gary Stratulate	2003	255,895	19,835	—	—	30,000	—	3,293
Group President	2002	255,895	—	—	—	20,000	—	10,826
Rig Solutions	2001	260,816	99,245	—	—	9,629	—	8,710
Eastern Hemisphere
Kevin A. Neveu	2003	217,308	16,844	—	—	30,000	—	4,370
Group President	2002	175,000	—	—	—	20,000	—	13,125
Rig Solutions	2001	159,423	55,071	—	—	9,629	—	6,234
Western Hemisphere
Mark A. Reese	2003	196,154	15,204	—	—	30,000	—	78,867 (2)
Group President	2002	175,000	—	—	—	20,000	—	14,875
Expendable Products	2001	151,058	67,287	—	—	9,629	—	8,357

(1)These amounts include:

(a)The Company’s cash contributions for 2003 under the National-Oilwell Retirement and Thrift Plan, a defined contribution plan, on behalf of Mr. Krablin — $2,309; Mr. Stratulate — $1,432; Mr. Neveu — $4,370; and Mr. Reese - $4,115.

(b)The Company’s cash contributions for 2003 under the National-Oilwell Supplemental Savings Plan, a defined contribution plan, on behalf of Mr. Miller — $14,250; Mr. Krablin — $11,375; and Mr. Stratulate — $1,861.

(2)Includes $74,752 of taxable tuition related to Mr. Reese’s participation in Harvard Business School’s Advanced Management Program.

Grants of Options/SAR’s in Last Fiscal Year

The following table provides information concerning stock options granted to Named Executive Officers during the fiscal year ended December 31, 2003. We have granted no stock appreciation rights.

					Gains Based on Assumed
					Rates of Stock Price
	2003 Option Grants				Appreciation for Option Term
		Percent of 2003	Exercise
	Options	Employee Option	Price per	Expiration	Assumed	Assumed
	Granted	Grants	Share ($)	Date	Rate 5% ($)	Rate 10% ($)
Merrill A. Miller, Jr.	50,000	4.8%	20.14	02/15/13	633,297	1,604,899
Steven W. Krablin	40,000	3.9%	20.14	02/15/13	506,638	1,283,919
Gary Stratulate	30,000	2.9%	20.14	02/15/13	379,978	962,939
Kevin A. Neveu	30,000	2.9%	20.14	02/15/13	379,978	962,939
Mark A. Reese	30,000	2.9%	20.14	02/15/13	379,978	962,939

The option exercise price per share is equal to the fair market value of a share of Common Stock on the date of grant. The grants have terms of ten years from the date of grant and vest in three equal annual installments beginning one year from the date of grant.

Option Exercises and Year-End Option Values

The following table provides information about option exercises by the Named Executive Officers during 2003 and the value of unexercised options held by them at December 31, 2003.

			Number of Unexercised		Value of Unexercised
			Options at		in-the-money Options
	2003 Stock Option Exercises		December 31, 2003		at December 31, 2003
	Shares	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Merrill A. Miller, Jr.	73,022	$662,675	100,575	113,128	$89,365	$289,735
Steven W.Krablin	0	—	165,166	79,013	1,145,179	190,935
Gary Stratulate	0	—	36,897	46,544	278,928	117,669
Kevin A. Neveu	2,857	41,380	16,040	46,544	25,531	117,669
Mark A. Reese	5,714	83,773	17,517	46,544	25,531	117,669

The Company made no awards during 2003 under any Long-Term Incentive Plan, nor does the Company have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service.

Employment Contracts

National Oilwell entered into employment agreements on January 1, 2002 with Messrs. Miller and Krablin that contain certain termination provisions. The agreements each have a term of three years and are automatically extended on an annual basis. The agreements provide for a base salary, participation in employee incentive plans, and employee benefits as generally provided to all employees. If the employment relationship is terminated by National Oilwell for any reason other than (i) voluntary termination; (ii) termination for cause (as defined); (iii) death; or (iv) long-term disability; or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive three times the sum of his current base salary plus the highest annual bonus received by the employee over the preceding three-year period, three times the amount equal to the total of the employer matching contributions under the Company’s Retirement and Thrift Plan and Supplemental Savings Plan, and three years participation in the Company’s welfare and medical benefit plans. The employee shall have the right, during the 60 day period after such termination, to elect to surrender all or part of any stock options held by the employee at the time of termination, whether or not exercisable, for a cash payment equal to the spread between the cost of the option and the highest reported per share sales price during the 60 day period prior to the date of termination. Any option not so surrendered will remain exercisable until the earlier of one year after the date of termination or the stated expiration date of the specific option grant. Under the agreements, termination by the employee for “Good Reason” means (i) the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the employee’s position, authority, duties or responsibilities; (ii) a failure by the Company to comply with the terms of the agreement; or (iii) the requirement of the employee to relocate or to travel to a substantially greater extent than required at the date of the agreement. The agreements also contain restrictions on competitive activities and solicitation of our employees for three years following the date of termination.

We entered into employment agreements on January 1, 2002 with Messrs. Neveu and Reese that contain certain termination provisions. The agreements have a one-year term and are automatically extended on an annual basis. The agreements provide for a base salary, participation in employee incentive plans, and employee benefits as generally provided to all employees. If the employment relationship is terminated by National Oilwell for any reason other than (i) voluntary termination; (ii) termination for cause (as defined); (iii) death; or (iv) long-term disability; or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive the sum of his current base salary plus the highest annual bonus he would be entitled to earn under the current year incentive plan and an amount equal to the total of the employer matching contributions under the Company’s Retirement and Thrift Plan and Supplemental Savings Plan, and one year’s participation in the Company’s welfare and medical benefit plans. The agreements also contain restrictions on competitive activities and solicitation of our employees for one year following the date of termination.

We entered into an employment agreement with Mr. Stratulate in connection with the June 28, 2000 merger between the Company and IRI International Corporation. The agreement provides for a base salary, participation in employee incentive plans, and employee benefits as generally provided to all employees. The agreement automatically extends for one year on an annual basis. If Mr. Stratulate’s employment is involuntarily terminated at any time without cause, he will have the right to receive a lump sum payment of 150% of his base salary. The agreement also contains restrictions on competitive activities and solicitation of our employees for one year following the date of termination.

Additionally, the Company’s stock option agreements provide for full vesting of unvested outstanding options in the event of a change of control of the Company and a change in the optionee’s responsibilities following a change of control.

Certain Relationships and Related Transactions

Mr. Staff was Chief Executive Officer of National Oilwell from 1993 to 2001, and its Chairman from 1996 to 2002. In connection with the termination of his executive relationship with the Company, Mr. Staff continues to participate in the Company’s medical benefit plans at the Company’s expense.

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.

Compensation Committee Report on Executive Compensation

National Oilwell’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s stock award plans. The Compensation Committee’s philosophy regarding executive compensation is to design a compensation package that will attract and retain key executives focused on the Company’s annual growth and long-term strategy. The committee’s objective is to provide compensation packages for key executives that offer compensation opportunities in the median range of oilfield service companies with a similar market capitalization.

The main components of the executive compensation program for 2003 were base salary, participation in the Company’s annual cash incentive plan and the grant of non-qualified stock option awards. Salary levels are based on factors including individual performance, level and scope of responsibility and competitive salary levels within the industry. The committee determines median base salary levels by a comprehensive review of information provided in proxy statements filed by companies in the industry with similar market capitalizations.

Substantially all exempt employees, including executive officers, participated in the Company incentive plan in 2003, aligning a portion of each employee’s cash compensation with Company performance against predetermined targets. As in prior years, the incentive plan provided for cash awards if objectives related to the Company’s financial performance were met, and participant award opportunities varied depending upon levels of participation. The Company had to achieve an established minimum operating profit target before awards were earned by any employees, including executive officers, with higher levels of performance resulting in increased payments based upon an established progression. Additionally, certain key executives including all executive officers were subject to a bonus penalty if a predetermined capital employed target was not achieved. Based on the criteria for the 2003 incentive plan, bonus awards were made to the Company’s named executive officers as follows: Mr. Miller — $46,706; Mr. Krablin — $26,295; Mr. Stratulate — $19,835; Mr. Neveu — $16,844; and Mr. Reese – $15,204.

Compensation of the Chief Executive Officer. Components of Mr. Miller’s compensation for 2003 were consistent with those for executive officers as described above and included base salary, participation in the incentive plan and the grant of stock options. In considering Mr. Miller’s salary level the committee annually reviews the compensation level of chief executive officers of industry companies with similar market capitalizations and considers Mr. Miller’s individual performance and success in achieving the Company’s strategic objectives. In January 2003 Mr. Miller’s base salary was increased to $475,000, he received an option to purchase 50,000 shares of National Oilwell common stock and was awarded a bonus of $46,706.

Members of the Compensation Committee
     Ben A. Guill, Committee Chairman
     Robert E. Beauchamp
     Roger L. Jarvis

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on our common stock to the S&P 500 Index and to a self-constructed peer group of similar companies in the oilfield service industry (including BJ Services Company, Cooper Cameron Corporation, Smith International, Inc., and Varco International Inc.). The total shareholder return assumes $100 invested on December 31, 1998 in National Oilwell, the S&P 500 Index, and the peer group. It also assumes reinvestment of all dividends. The peer group is weighted based on the market capitalization of each company. The results shown in the graph below are not necessarily indicative of future performance.

	Cumulative Total Return
	12/98	12/99	12/00	12/01	12/02	12/03
National Oilwell	100	140	346	184	195	200
S&P 500	100	121	100	97	76	97
Peer Group	100	217	325	252	281	316

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Exchange Act on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2003.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

If you wish to submit proposals to be included in our 2005 proxy statement, we must receive them on or before December 31, 2004. Please address your proposals to: M. Gay Mather, Secretary, National-Oilwell, Inc., 10000 Richmond Avenue—6th Floor, Houston, Texas 77042.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the proxy statement, you must give written notice no later than February 25, 2005 to: M. Gay Mather, Secretary, National-Oilwell, Inc., 10000 Richmond Avenue—6th Floor, Houston, Texas 77042. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with National Oilwell’s by-laws and the rules and regulations of the Securities and Exchange Commission.

ANNUAL REPORT AND OTHER MATTERS

At the date this proxy statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors as discussed in this proxy statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

National Oilwell’s 2003 Annual Report on Form 10K filed on March 15, 2004 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the board of directors,

/s/ M. Gay Mather

M. Gay Mather
Secretary

Houston, Texas
April 15, 2004

NATIONAL-OILWELL, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
ON MAY 19, 2004

The undersigned hereby appoints Steven W. Krablin and M. Gay Mather or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of National-Oilwell, Inc. to be held on Wednesday, May 19, 2004, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 15, 2004 proxy statement.

This proxy is solicited on behalf of the board of directors of National-Oilwell, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors for all nominees.

The undersigned acknowledges receipt of the April 15, 2004 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

(Continued and to be signed on the reverse side)

Please date, sign and mail your proxy card back as soon as possible!

☒	Please mark your vote as in this example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

1.	The election of directors:

☐	FOR all nominees listed at right.	☐	WITHHOLD AUTHORITY for all nominees listed at right	Nominees:	Roger L. Jarvis Merrill A. Miller, Jr. Frederick W. Pheasey

INSTRUCTION: to withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below:

Signature	Signature if held jointly

Date	Date

(Signature(s) should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)